UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2018

DESTINATION MATERNITY CORPORATION

(Exact name of Registrant as specified in Charter)

Delaware	0-21196	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)	Commission File number	(I.R.S. Employer Identification Number)

232 Strawbridge Drive

Moorestown, NJ 08057

(Address of Principal Executive Offices)

(856) 291-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Accounting Officer

Beginning on April 1, 2018, Rodney Schriver, the Senior Vice President & Chief Accounting Officer of Destination Maternity Corporation (the “Company”), will replace David L. Courtright as the Company’s Principal Accounting Officer concurrent with Mr. Courtright’s retirement. As previously disclosed, Mr. Courtright and the Company had entered into a transition agreement in connection with such retirement.

Prior to joining the Company in December 2017, Mr. Schriver served as Vice President and Corporate Controller at Pep Boys – Manny, Moe & Jack from 2015 to 2016. Prior to joining Pep Boys, Mr. Schriver held roles at A. C. Moore Arts and Crafts Inc. from 2005 to 2015, including Executive Vice President and Chief Financial Officer. From 1999 to 2004, Mr. Schriver held various roles at Charming Shoppes, Inc., including Vice President of Finance. Mr. Schriver has a Master of Business Administration from Rider University and has earned a CPA designation.

2018 Fiscal Year Compensation Matters

On March 13, 2018, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company established the performance goals for the annual cash incentive opportunity under the Company’s Management Incentive Program (the “MIP”) for the 2018 fiscal year for each of Ronald J. Masciantonio, the Company’s Executive Vice President & Chief Administrative Officer, and David R. Stern, the Company’s Executive Vice President & Chief Financial Officer (each, an “Executive”).

For each of the annual cash incentive awards, the performance goals are specified levels of “Adjusted EBITDA,” which represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of: (a) loss on impairment of tangible or intangible assets; (b) gain or loss on disposal of assets; (c) gain or loss from the early extinguishment, redemption or repurchase of debt; and (d) stock-based compensation expense. The Committee also determined that “Adjusted EBITDA” will be adjusted to exclude: (i) any expenses incurred by the Company in connection with certain extraordinary, unusual or infrequently occurring events reported in the Company’s public filings; and (ii) the impact of any changes to accounting principles that become effective during the 2018 fiscal year.

The following table sets forth the minimum, threshold, target and maximum annual cash incentive payable to each Executive upon achievement of the specified levels of Adjusted EBITDA set by the Committee under the MIP and pursuant to each Executive’s currently effective employment agreement. For each Executive this table calculates the minimum, threshold, target and maximum annual cash incentives using current base salary rates of each Executive.

Executive	Target Opportunity (% of Base Salary)	Minimum ($)	Threshold ($)	Target ($)	Maximum ($)
Ronald J. Masciantonio	60%	0	25,500	255,000	510,000
David R. Stern	60%	0	24,300	243,000	486,000

In the event of termination of employment under certain circumstances during the 2018 fiscal year, in accordance with each of their respective employment agreements, each Executive would be entitled to a pro-rata payout of his annual cash incentive (determined with reference to the actual performance of the Company for the full fiscal year). Because payouts under the MIP depend on future corporate performance, the actual amounts the Company will pay under the MIP for the 2018 fiscal year are not yet determinable.

On March 13, 2018, the Committee also determined that each of Mr. Masciantonio and Mr. Stern will receive 35,000 shares of time-based restricted stock and 35,000 shares of time-base options which will vest 25% per year over four years. These awards will be issued the day after the Company’s public release of its fourth quarter and full year earnings results for the quarter and year-ended February 3, 2018. The exercise price for each of the stock option portion of these grants will be equal to the closing price of the Company’s common stock on the day immediately prior to the issuance date. The Committee also determined that with respect to each of these grants as well as each executive’s currently outstanding time-vested equity awards, such awards would vest in full upon the occurrence of any change in control transaction, provided the grantee remains in service through the closing of any such transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: March 16, 2018	DESTINATION MATERNITY CORPORATION

	By:	/s/ David Stern
David Stern
Executive Vice President & Chief Financial Officer